Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corporation FY 2006 Revenues Up 17%

to $53M; Net Income $2.7M or $0.09 Per Share

Bethel, CT, September 7, 2006 — Memry Corporation (AMEX: MRY) reported today revenues of $52,588,000 for the year ended June 30, 2006, up 17% from $45,008,000 in fiscal year 2005. Net income was $2,673,000, or $0.09 per diluted share, compared with net income of $2,725,000, or $0.10 per diluted share in the comparable period last year.

For the fourth fiscal quarter ended June 30, 2006, revenue was $13,279,000, compared with $13,345,000 in the fourth fiscal quarter of 2005. Fourth quarter net income was $887,000, or $0.03 per diluted share, compared with net income of $881,000, or $0.03 per diluted share, in the comparable period of fiscal year 2005.

Memry CEO Robert Belcher said, “This was a major transition year for Memry. We crossed the $50 million revenue mark for the first time. Shifts in top management and a significant boost from our polymer business underscored substantial developments that will positively affect our company in the years ahead.

“Our polymer segment, created by the acquisition of Putnam Plastics in November 2004, drove strong top-line growth of 17% in FY 2006. The polymer segment represented 30% of consolidated revenue for the year, up from 18% in FY 2005. Polymer segment revenue for FY 2006 was $15.8 million, compared to $8.1 million in FY 2005. This growth was driven by guidewire products sold to a major customer and increased shipments of catheters to a number of customers. Gross margin in the polymer segment increased to 44.4% in FY 2006, versus 43.9% in FY 2005.

“The Nitinol segment, our original business, was adversely affected by increased competition and reduced order flow during the year. Fortunately, this was offset by contributions from our polymer operations. Nitinol segment revenue was flat at $37.0 million in FY 2006 and FY 2005. Shipments of components used in surgical applications and superelastic tube increased, as did components used in prototype development and R&D activities. However, shipments of Nitinol laser cut tube-based stent components sold to our largest customer decreased, reflecting an overall decline in the sales of its products and a desire to secure a second source of supply. These trends will continue to impact us

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Memry Corporation

in FY 2007. Early this fiscal year, we were also adversely affected by supplier shortages in acceptable raw materials for wire-based stent components, an issue we have since addressed. These issues plus changes in product mix resulted in a decrease in gross margin in the Nitinol segment to 36.1% from 38.8% in the prior year. We will work to stabilize margins in the Nitinol segment in the year ahead.”

FY 2006 results were impacted by a non-recurring operating expense of $1.13 million in the second quarter in connection with the retirement of CEO Jim Binch. Excluding the impact of that charge, Memry’s pre-tax income for FY 2006 would have been up 24% from the prior year. Memry also continued to produce strong cash flow from operations of $5.8 million during FY 2006, and its balance sheet reflected a $6.0 million increase in working capital over the prior year.

“Our new management team is optimistic about the future of Memry,” said Belcher. “After Jim Binch’s retirement, the board asked me to become CEO. Dean Tulumaris was named president and chief operating officer, and Rick Sowerby was hired to replace me as chief financial officer. We feel positive about our long-term prospects in the polymer division and anticipate significant growth in that segment. Though we do not anticipate meaningful short-term growth opportunities in the Nitinol segment we continue to work on many new product initiatives, several of which will begin generating revenue in the year ahead. We also will continue to pursue attractive business development opportunities this fiscal year.”

The company will host a conference call with Belcher and senior members of the management team on Friday, September 8 at 11 a.m. Eastern. The call will cover Memry’s FY 2006 financial results. Belcher will open the conference call, followed by a question-and-answer session. To participate in this call, dial (877) 407-8031 any time after 10:55 a.m. Eastern. International callers should dial (201) 689-8031.

A copy of the financial statements follows.

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices.

An investment profile on Memry may be found at http://www.hawkassociates.com/mryprofile.aspx.

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Memry Corporation

For more information, contact CEO Robert P. Belcher at (203) 739-1100, e-mail: Robert_Belcher@memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

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Memry Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Year Ended June 30,		Three Month Period Ended June 30,
	2006	2005	2006	2005
Revenues	$52,588,000	$45,008,000	$13,279,000	$13,345,000
Cost of Revenues	32,215,000	27,095,000	8,487,000	7,830,000

Gross profit	20,373,000	17,913,000	4,792,000	5,515,000

Operating Expenses
Research and development	2,286,000	2,401,000	528,000	866,000
General, selling and admin, including separation charges of $1,130,000 in 2006	12,345,000	9,571,000	2,497,000	2,632,000
Amortization of intangible assets	504,000	379,000	126,000	125,000

	15,135,000	12,351,000	3,151,000	3,623,000

Operating income	5,238,000	5,562,000	1,641,000	1,892,000

Loss on extinguishment of debt	0	(182,000)	0	(182,000)

Other income	141,000	60,000	63,000	60,000

Interest
Expense	(1,258,000)	(1,189,000)	(317,000)	(435,000)
Income	195,000	157,000	60,000	48,000

	(1,063,000)	(1,032,000)	(257,000)	(387,000)

Income before income taxes	4,316,000	4,408,000	1,447,000	1,383,000
Provision for income taxes	1,643,000	1,683,000	560,000	502,000

Net income	$2,673,000	$2,725,000	$887,000	$881,000

Basic earnings per share	$0.09	$0.10	$0.03	$0.03

Diluted earnings per share	$0.09	$0.10	$0.03	$0.03

Memry Corporation and Subsidiaries

Consolidated Balance Sheets

June 30, 2006 and 2005

(Unaudited)

	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$6,965,000	$4,141,000
Accounts receivable, net	8,156,000	5,846,000
Inventories	5,418,000	4,948,000
Deferred tax assets	1,664,000	1,391,000
Prepaid expenses and other current assets	40,000	288,000

Total current assets	22,243,000	16,614,000

Property, Plant and Equipment, net	8,996,000	8,370,000

Other Assets
Intangible assets, net	7,171,000	7,842,000
Goodwill	14,146,000	13,946,000
Cash collateral deposits	—	1,500,000
Deferred financing costs, net	355,000	465,000
Deferred tax assets	1,822,000	3,508,000
Note receivable	—	407,000
Investment	409,000	—
Deposits and other assets	158,000	148,000

Total other assets	24,061,000	27,816,000

TOTAL ASSETS	$55,300,000	$52,800,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$5,478,000	$5,453,000
Notes payable	2,173,000	2,615,000
Income tax payable	215,000	204,000

Total current liabilities	7,866,000	8,272,000

Notes Payable, less current maturities	7,818,000	8,759,000

Other Non-current Liabilities	116,000	—

Stockholders’ Equity
Common stock	291,000	286,000
Additional paid-in capital	54,946,000	53,893,000
Accumulated deficit	(15,737,000)	(18,410,000)

Total stockholders’ equity	39,500,000	35,769,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,300,000	$52,800,000